Exhibit 10.1

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

BETWEEN

SIXTH STREET LENDING PARTNERS

AND

SIXTH STREET LENDING PARTNERS ADVISERS, LLC

This Agreement (the “Agreement”) is made as of June 28th, 2022, by and between SIXTH STREET LENDING PARTNERS, a Delaware statutory trust (the “Company”), and SIXTH STREET LENDING PARTNERS ADVISERS, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a closed-end management investment company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser desires to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser

(a) The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Trustees or Directors, as applicable, of the Company (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s registration statement on Form 10 or Form N-2, as applicable (and as the same shall be amended from time to time, the “Registration Statement”), and prior to the filing of the Company’s Registration Statement, in accordance with the investment objective, policies and restrictions that are set forth in the Company’s private placement memorandum dated April 2022; (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s organizational documents (including any charter or declaration of trust and by-laws) as the same shall be amended from time to time; and (iii) in accordance with the Investment Company Act. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement: (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify/source, research, evaluate and negotiate the structure of the investments made by the Company; (iii) close and monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain, or sell; (v) use reasonable endeavors to ensure that the Company’s investments consist mainly of shares, securities or currencies (or derivative contracts relating thereto), which for the avoidance of doubt may include loans, notes and other evidences of indebtedness; (vi) perform due diligence on prospective portfolio companies; and (vii) provide the Company with such other investment advisory, research, and related services as the Company may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Company and its portfolio companies as required. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary or appropriate for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Company shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

(d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

(f) The Adviser shall be primarily responsible for the execution of any trades in securities in the Company’s portfolio and the Company’s allocation of brokerage commissions.

2.	Company’s Responsibilities and Expenses Payable by the Company

Except as specifically provided herein or otherwise in the administration agreement between the Company and the Administrator (the “Administration Agreement”), the Adviser shall be solely responsible for the compensation of its investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to the Company, and the compensation and the overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser. The Company will bear all other costs and expenses of its operations, administration and transactions, including, but not limited to:

(a)

organizational and offering expenses related to the Company’s initial private offering of its common shares (up to an aggregate of 0.10% of total capital commitments to the Company, it being understood and agreed that the Adviser shall bear all such organizational and offering expenses related to the Company’s initial private offering of its common shares in excess of such amount);

(b)	calculating individual asset values and the Company’s net asset value (including the cost and expenses of any independent valuation firms);

(c)

fees and expenses, including travel expenses, incurred by the Adviser, or the Company’s team of investment professionals (the “Investment Team”), or payable to third parties, in respect of due diligence on prospective portfolio companies and, if necessary, in respect of enforcing the Company’s rights with respect to investments in existing portfolio companies, including, among others, professional fees (including, without limitation, the fees and expenses of consultants and experts) and fees and expenses relating to, or associated with, evaluating, monitoring, researching and performing due diligence on investments and prospective investments;

(d)

due diligence and research expenses (including an allocable portion of any research or other service that may deemed to be bundled for the benefit of the Company), as well as the information technology systems used to obtain such research and other information;

(e)	the costs of any public offerings of the Company’s common shares and other securities, including registration and listing fees;

(f)	the Management Fee and any Incentive Fee;

(g)	certain costs and expenses relating to distributions paid on the common shares;

(h)	administration fees payable under the Administration Agreement;

(i)	debt service and other costs of borrowings or other financing arrangements;

(j)	the Adviser’s allocable share of costs incurred in providing significant managerial assistance to those portfolio companies that request it;

(k)	amounts payable to third parties relating to, or associated with, making or holding investments;

(l)	transfer agent and custodial fees;

(m)	costs of derivatives and hedging;

(n)	commissions and other compensation payable to brokers or dealers;

(o)	taxes and governmental fees;

(p)	Independent Trustee/Director fees and expenses;

(q)

costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, and the compensation of professionals responsible for the preparation of the foregoing, including the allocable portion of the compensation of the Company’s chief financial officer and chief compliance officer and their respective staffs;

(r)

the costs of any reports, proxy statements or other notices to the Company’s shareholders (including printing and mailing costs), the costs of any shareholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

(s)	the Company’s fidelity bond;

(t)	trustee/director and officers/errors and omissions liability insurance, and any other insurance premiums;

(u)	information technology and related costs, including costs related to software, hardware and other technological systems (including specialty and custom software);

(v)	indemnification payments;

(w)

costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Company and the amount of any judgment or settlement paid in connection therewith;

(x)

all fees, costs and expenses, if any, incurred by or on behalf of the Company in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including, without limitation any reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments, including expenses relating to unconsummated investments that may have been attributable to co-investors had such investments been consummated;

(y)

investment costs, including all fees, costs and expenses incurred in sourcing, evaluating, developing, negotiating, structuring, trading (including trading errors), settling, monitoring and holding prospective or actual investments or investment strategies including, without limitation, any financing, legal, filing, auditing, tax, accounting, compliance, loan administration, travel, meals, accommodations and entertainment, advisory, consulting, engineering, data-related and other professional fees, costs and expenses in connection therewith (to the extent the Adviser is not reimbursed by a prospective or actual issuer of the applicable investment or other third parties or capitalized as part of the acquisition price of the transaction);

(z)	direct costs and expenses of administration, including audit, accounting, consulting and legal costs; and

(aa)

all other expenses reasonably incurred by Company or the Adviser in connection with making investments, overseeing administrators, and administering the Company’s business not otherwise expressly payable by the Adviser pursuant to this Agreement or pursuant hereto.

Notwithstanding anything to the contrary contained herein, the Company shall reimburse the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to the Company’s Chief Compliance Officer and Chief Financial Officer (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Company). For the avoidance of doubt, the Adviser shall be solely responsible for any placement or “finder’s” fees payable to placement agents engaged by the Company or its affiliates in connection with the offering of securities by the Company.

3.	Compensation of the Adviser

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Company may adopt, a deferred compensation plan pursuant to which the Adviser may elect to defer all or a portion of its fees hereunder for a specified period of time.

(a)

The Management Fee shall be calculated at an annual rate of 1.25% of the Company’s gross assets.[1] For services rendered under this Agreement, the Management Fee will be payable quarterly in arrears. The Management Fee will be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter.[2] Management Fees for any partial month or quarter will be appropriately prorated.

(b)	The Incentive Fee shall consist of two parts, as follows:

(i)

One part will be calculated and payable quarterly in arrears based on the pre-Incentive Fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-Incentive Fee net investment income means dividends (including reinvested dividends), interest and fee income accrued by the Company during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Management Fee, expenses payable under the Administration Agreement to the Administrator, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue

[1]

For these purposes, “gross assets” means the Company’s total assets determined on a consolidated basis in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding undrawn commitments but including assets purchased with borrowed amounts. For the first calendar quarter in which the Company has operations, gross assets will be measured as the average of gross assets at the date that investors are required to fund capital contributions to purchase common shares (a “Drawdown Purchase”) and at the end of such first calendar quarter.

[2]

For each of the first two calendar quarters of the Company’s operations, the Management Fee shall be calculated based on the Company’s gross assets at the end of such calendar quarter, and appropriately adjusted for any share issuances or repurchases during such calendar quarter.

discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

Prior to any quotation or listing of the Company’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Company’s assets to, or a merger or other liquidity transaction with, an entity in which the Company’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof (“Exchange Listing”) of the Company’s common shares that may occur, pre-Incentive Fee net investment income, expressed as a rate of return on the average daily Hurdle Calculation Value (as defined below) throughout the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.5% per quarter (6% annualized). “Hurdle Calculation Value” means, on any given day, the sum of (x) the value of the Company’s net assets as of the end of the calendar quarter immediately preceding such day plus (y) the aggregate amount of capital drawn from investors (or reinvested in the Company pursuant to the Company’s dividend reinvestment plan) from the beginning of the current quarter to such day minus (z) the aggregate amount of distributions (including share repurchases) made by the Company from the beginning of the current quarter to such day (but only to the extent such distributions were not declared and accounted for on the books and records of the Company in a previous quarter).

Following any Exchange Listing of the Company’s common shares that may occur, pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.5 % per quarter (6% annualized).

The Company’s net investment income used to calculate this part of the Incentive Fee is also included in the amount of its gross assets used to calculate the Management Fee.

The Company will pay the Adviser an Incentive Fee with respect to the Company’s pre-Incentive Fee net investment income in each calendar quarter as follows:

•

With the exception of the Capital Gains Fee (as defined and discussed in greater detail below), no Incentive Fee is payable to the Adviser in any calendar quarter in which the Company’s pre-Incentive Fee net investment income does not exceed the hurdle rate of 1.5% for such quarter.

•

Following any Exchange Listing of the Company’s common shares that may occur, 100% of the Company’s pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate is payable to the Adviser until the Adviser has received 17.5% of the total pre-Incentive Fee net investment income for that fiscal quarter. The Company refers to this portion of the Company’s pre-Incentive Fee Net Investment Income as the “catch-up.”

•

Prior to any Exchange Listing of the Company’s common shares that may occur, 100% of the Company’s pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate is payable to the Adviser until the Adviser has received 12.5% of the total pre-Incentive Fee net investment income for that fiscal quarter.

•

Following any Exchange Listing of the Company’s common shares that may occur, once the hurdle is reached and the catch-up is achieved, 17.5% of all remaining pre-Incentive Fee net investment income for that fiscal quarter is payable to the Adviser.

•

Prior to any Exchange Listing of the Company’s common shares that may occur, once the hurdle is reached and the catch-up is achieved, 12.5% of all remaining pre-Incentive Fee net investment income for that fiscal quarter is payable to the Adviser.

•	These calculations will be appropriately prorated for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter.

(ii)

Following any Exchange Listing of the Company’s common shares that may occur, the second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each fiscal year of the Company (or upon termination of this Agreement as set forth below), and will equal the Weighted Percentage (as defined below) of the Company’s realized capital gains, if any, on a cumulative basis from the inception of the Company to the end of such fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, minus the aggregate amount of any previously paid capital gain incentive fees for prior periods. The Weighted Percentage is intended to ensure that, for each fiscal year following an Exchange Listing of the Company’s common shares, the portion of the Company’s realized capital gains that accrued prior to an Exchange Listing will be subject to an incentive fee rate of 12.5% and the portion of the Company’s realized capital gains that accrued following an Exchange Listing will be subject to an incentive fee rate of 17.5%, and is determined as follows:

“Weighted Percentage” means a percentage equal to the Pre-Exchange Listing Percentage plus the Post-Exchange Listing Percentage.

“Pre-Exchange Listing Percentage” means a percentage determined by multiplying 12.5% by a fraction, the numerator of which is the Pre-Exchange Listing Gain Amount and the denominator of which is the Total Gain Amount, rounded to the nearest one hundredth percent.

“Post-Exchange Listing Percentage” means a percentage determined by multiplying 17.5% by a fraction, the numerator of which is the Post-Exchange Listing Gain Amount and the denominator of which is the Total Gain Amount, rounded to the nearest one hundredth percent.

“Total Gain Amount” means, for any fiscal year, the aggregate dollar amount of the Company’s realized capital gains on a cumulative basis from the inception of the Company to the end of such fiscal year.

“Pre-Exchange Listing Gain Amount” means the aggregate dollar amount equal to sum of the following:

(A)	In respect of each capital gain of the Company realized prior to the occurrence of any Exchange Listing, a dollar amount equal to 100% of such capital gain; and

(B)	In respect of each capital gain of the Company realized following the occurrence of an Exchange Listing:

(I)

In the event that the investment giving rise to such capital gain was made by the Company prior to the occurrence of an Exchange Listing, a dollar amount equal to the portion of such capital gain, if any, that had accrued on the books of the Company as of the date of any Exchange Listing (the “Marked Amount”); provided, however, if the Marked Amount for such capital gain exceeds the disposition proceeds realized in respect of the such capital gain, the dollar amount to be included in this paragraph (B)(I) in respect of such capital gain shall equal (x) the disposition proceeds realized in respect of such capital gain minus (y) the cost basis of such capital gain; or

(II)	In the event that the investment giving rise to such capital gain was made by the Company following the occurrence of an Exchange Listing, zero.

“Post-Exchange Listing Gain Amount” means the aggregate dollar amount equal to the sum of the following:

(A)	In respect of each capital gain of the Company realized prior to the occurrence of an Exchange Listing, zero; and

(B)	In respect of each capital gain of the Company realized following the occurrence of an Exchange Listing:

(I)

In the event that the investment giving rise to such capital gain was made by the Company prior to the occurrence of an Exchange Listing, a dollar amount equal to (x) disposition proceeds realized in respect of such capital gain minus (y) the Marked Amount in respect of such capital gain; provided, however, if the Marked Amount for such capital gain exceeds the disposition proceeds realized in respect of such capital gain, the amount to be included in this paragraph (B)(I) in respect of such capital gain shall be zero; provided, further, if the investment giving rise to such capital gain was reflected as an unrealized capital loss on the books of the Company as of the date of an Exchange Listing, the dollar amount to be included in this paragraph (B)(I) shall equal 100% of such capital gain; or

(II)	In the event that the investment giving rise to such capital gain was made by the Company following the occurrence of an Exchange Listing, a dollar amount equal to 100% of such capital gain.

Prior to any Exchange Listing of the Company’s common shares that may occur, the Capital Gains Fee will equal 12.5% of the Company’s realized capital gains, if any, on a cumulative basis from the inception of the Company to the end of such fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, minus the aggregate amount of any previously paid capital gain incentive fees for prior period; provided that the Capital Gains Fee may initially be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation from inception. In the event that this Agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a Capital Gains Fee.

(c) Prior to any Exchange Listing that may occur, the Adviser will waive its right to receive management fees in excess of the sum of 1.00% of the Company’s average aggregate drawn capital (including capital drawn to pay Company expenses) as of the end of the two most recently completed calendar quarters, appropriately adjusted for any share issuances or repurchases during the relevant calendar quarter. The fee waiver will terminate if and when the Company consummates an Exchange Listing.

(d) Any transaction, loan origination, advisory or similar fees (“Transaction Fees”) received in connection with the Company’s activities or the Adviser’s activities as they relate to the Company shall be the property of the Company. The parties agree that any Transaction Fees paid to the members, managers, partners or employees of the Company, the Adviser or their respective affiliates in connection with the Company’s activities or the Adviser’s activities as they relate to the Company shall be promptly remitted to the Company; provided, however, Transaction Fees received in respect of an investment opportunity in which the Company and one or more entities (including affiliates of the Adviser) participate shall be allocated to each of the Company and such entities pro rata in accordance with their respective investments or proposed investments in such investment opportunity.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company and the Adviser acknowledge and agree that the provisions of this Section 3 shall be of no force and effect unless and until this Agreement has been approved by the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act (the “Approval Date”). For the avoidance of doubt, the Adviser shall receive no compensation with respect to services provided hereunder prior to the Approval Date.

4.	Covenants of the Adviser

The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.	Excess Brokerage Commissions

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6.	Investment Team

The Adviser sources and manages the Company’s portfolio through a team of investment professionals (the “Investment Team”). The Company’s investment decisions are made by the Company’s Investment Review Committee, which includes senior personnel of the Adviser and its affiliates. The Investment Team shall be comprised of senior personnel of the Adviser, supported by and with access to the investment professionals, analytical capabilities and support personnel of the Company and the Adviser’s affiliates.

7.	Limitations on the Employment of the Adviser

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements at set forth herein. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees/directors, officers, employees and shareholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.

8.	Responsibility of Dual Trustees/Directors, Officers and/or Employees

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a trustee/director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

9.	Conflicts of Interest

The Adviser agrees that it shall submit to the Board a description of any potential or actual conflict of interest that the Adviser determines to be material in any transaction or relationship between the Company and any entity controlled by it, on the one hand, and the Adviser or any of its affiliates or their respective employees, partners, members, officers or directors, on the other hand; provided, however, that any transaction that is (i) conducted on an arm’s length basis and generates Transaction Fees one hundred percent (100%) of which are paid or remitted to the Company in accordance with Section 3(d) or (ii) made pursuant to an exemptive order obtained by the Company or the Adviser under the Investment Company Act shall not, in either case, constitute a conflict of interest for the purposes of this Section 9. Any transaction or relationship required to be submitted to the Board pursuant to the previous sentence shall promptly be reviewed and approved or disapproved by the Board, and the Adviser shall supply the Board with all information and data reasonably requested by the Board to enable it to reach an informed decision with respect thereto.

10.	Limitation of Liability of the Adviser; Indemnification

The Adviser (and its members, managers, officers, employees, agents, controlling persons and any other person or entity affiliated with it) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services). As permitted by the Company’s organizational documents, the Company shall, to the fullest extent permitted by law, provide indemnification and the right to the advancement of expenses, to each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a member, manager, officer, employee, agent, controlling person or any other person or entity affiliated with the Adviser, including without limitation the Administrator, or is or was a member of the Adviser’s Investment Review Committee (each such person hereinafter an “Indemnitee”), on the same general terms set forth in the Company’s organizational documents, the terms of which are incorporated herein mutatis mutandi as applied to the Indemnitees.

11.	Effectiveness, Duration and Termination of Agreement

(a) This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon not more than 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company or by the vote of the Board or by the Adviser. The provisions of Section 10 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration, and Section 10 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date hereof, or to the extent consistent with the requirements of the Investment Company Act, from the date of the Company’s election to be regulated as a BDC under the Investment Company Act, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

12.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office, or alternatively shall be given by e-mail to the chief legal officer or chief compliance officer of the respective party.

13.	Amendments

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

14.	Entire Agreement; Governing Law

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

15.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

SIXTH STREET LENDING PARTNERS

By:	/s/ Ian Simmonds
Name: Ian Simmonds Title: Chief Financial Officer

SIXTH STREET LENDING PARTNERS ADVISERS, LLC

By:	/s/ Ian Simmonds
Name: Ian Simmonds Title: Vice President